Ann Parker, Director
Investor Relations
605-988-1000
ann.parker@lodgenet.com
LODGENET PRESENTS AT UBS 35TH ANNUAL MEDIA WEEK CONFERENCE
Company Discusses Stock Repurchase Program and Revenue Diversification Progress
     New York, NY – December 4, 2007 – LodgeNet Entertainment Corporation (NASD: LNET) is scheduled to present today at the UBS 35th Annual Media Week conference in New York. Management plans to comment on today’s announcement of a stock repurchase program that authorizes the purchase of up to $15 million in stock, the full amount currently permitted for such program under its senior credit facility.
     “Given the substantial level of cash we presently hold, the growing level of free cash flow we anticipate generating in 2008 and beyond, and the current price of our common stock, the Board concluded that it was the correct time to implement this program,” said Scott C. Petersen, President and CEO of LodgeNet.
     “We believe we are creating long-term shareholder value with the execution of our strategic plan, which this year has involved the purchase of On Command and StayOnline,” continued Petersen. “The acquisitions of these two competitors have created a powerful platform for us to not only continue to grow our traditional business, but to also diversify our customer offerings and corporate revenues. In fact, revenue from our diversification initiatives was up over 300 percent in the third quarter and accounted for 10% of total revenue.”
     For the full year 2007, LodgeNet expects to report revenue in the range of $484.0 million to $490.0 million and Adjusted Operating Cash Flow* is expected to be in a range from $128.5 million to $131.5 million. Net loss is expected to be $(63.0) million to $(60.0) million or loss per share of $(2.89) to $(2.75).
* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, and restructuring and integration expenses.
A live webcast of the presentation will be available at: http://events.streamx.us/us/event/eventdetails.aspx?id=ubs20071203. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com.
About LodgeNet
     LodgeNet Entertainment Corporation is the leading provider of media and connectivity services designed to meet the unique needs of hospitality, healthcare and other visitor and guest-based businesses. LodgeNet serves more than 1.9 million hotel rooms representing 9,300 hotel properties worldwide in addition to healthcare facilities throughout the United States. LodgeNet’s services include on demand movies, games, television programming, music and information, along with subscription sports programming and high-speed Internet access.  LodgeNet Entertainment Corporation owns and operates businesses under the industry leading brands:  LodgeNet, LodgeNetRX, On Command and StayOnline. LodgeNet is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated revenue, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. For any of the foregoing reasons, our free cash flow may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
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